Exhibit 10(a)(xiii)
AMENDMENT NUMBER FOUR TO THE
COUSINS PROPERTIES INCORPORATED
2005 RESTRICTED STOCK UNIT PLAN
     WHEREAS, the Compensation, Succession, Nominating and Governance Committee of the Board of Directors of Cousins Properties Incorporated (the “Committee”) has the authority, pursuant to § 9 of the Cousins Properties Incorporated 2005 Restricted Stock Unit Plan (the “Plan”) to amend the Plan from time to time, to the extent the Committee deems necessary or appropriate;
     WHEREAS, the Committee has determined that it is in the best interest of Cousins Properties Incorporated to accumulate and pay dividend equivalent payments to directors only on May 31 (or the next business day) and has approved an amendment to the Plan to effect this change in the payment date;
     NOW THEREFORE, the Plan is amended, as approved by the Committee, effective as of September 8, 2008, as follows:
§1.
     By amending § 6.3 to read as follows:
     6.3 Cash Dividends.
          (a) Grants to Directors Made before January 1, 2009 and Grants to Key Employees. Except as otherwise set forth in an Award Certificate or in § 6.3(b), if a cash dividend (whether ordinary or extraordinary) is paid on a share of Stock with a record date that occurs while an Award is outstanding, CPI shall make a cash payment to such Key Employee or Director for each Restricted Stock Unit subject to an outstanding Award equal to the cash dividend paid on a share of Stock. Such cash payment shall be made as soon as practical after such cash dividend is paid to CPI stockholders but in no event later than 2 1/2 months after the calendar year in which such cash dividend is paid; provided, however, the right of a Key Employee or Director to receive a cash payment under this § 6.3(a) shall be forfeited if Key Employee terminates employment as a Key Employee or a Director is no longer a member of the Board for any reason whatsoever (except death, as provided in § 6.2 above) prior to the record date of the cash dividend.
          (b) Grants to Directors Made on or after January 1, 2009. This § 6.3(b) shall apply to Awards granted to a Director on or after January 1, 2009. Except as otherwise set forth in an Award Certificate, if a cash dividend (whether ordinary or extraordinary) is paid on a share of Stock with a record date that occurs while an Award is outstanding, CPI shall make a cash payment to such Director for each Restricted Stock Unit subject to an outstanding Award equal to the cash dividend paid on a share of Stock. Such cash payment shall be made on the May 31 (or the next business day if May 31 is not a business day) coincident with or immediately following the date the cash dividend is paid; provided, however, the right of a Director to receive a cash payment under this § 6.3(b) shall be forfeited if a Director is no longer a member of the Board for any reason whatsoever (except death, as provided in § 6.2 above) on the April 30 immediately preceding the May 31 payment date, and a Director shall have no right to receive a cash payment under this § 6.3(b) for any cash dividend with a record date that occurs while an Award is not outstanding.
          (c) For purposes of this § 6.3, an Award is outstanding after the date of grant if, and to the extent, the Award has neither been forfeited or become vested and payable under § 6.2.
     IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Amendment Number Four to be executed by its duly authorized officers and its seal to be affixed as of this 8th day of September, 2008.

COUSINS PROPERTIES INCORPORATED

BY:	/s/ Robert M. Jackson Robert M. Jackson

TITLE:	Senior Vice President, General Counsel and
Corporate Secretary